UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2022

TransMedics Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-38891	83-2181531
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Minuteman Road

Andover, Massachusetts 01810

(Address of Principal Executive Offices, and Zip Code)

(978) 552-0900

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	TMDX	The Nasdaq Stock Market LLC (The Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 25, 2022 (the “Closing Date”), TransMedics Group, Inc. (the “Company”) entered into a credit agreement with Canadian Imperial Bank of Commerce (“CIBC”), as the administrative agent and collateral agent for the lenders, and the lenders party thereto from time to time (the “CIBC Credit Agreement”). The CIBC Credit Agreement provides for a senior secured term loan facility in the aggregate amount of $60.0 million (the “Term Loan Facility”) which was borrowed in full on the Closing Date. The proceeds of the Term Loan Facility were used in part to repay all outstanding borrowings under the credit agreement, dated as of June 22, 2018, that was entered into by and among the Company and OrbiMed Royalty Opportunities II, L.P. (the “OrbiMed Credit Agreement”), and to pay the transaction fees and expenses related thereto. The remaining portion of the proceeds of the Term Loan Facility will be used for general corporate purposes.

The Term Loan Facility is scheduled to mature on the fifth anniversary of the Closing Date. The Term Loan Facility bears interest at an annual rate equal to either, at the Company’s option, (i) the secured overnight financing rate for an interest period selected by the Company, subject to a minimum of 1.5%, plus 2.0% or (ii) the higher of the prime rate or the Federal Funds Effective Rate, plus 0.5%.

The obligations under the CIBC Credit Agreement are guaranteed by the Company’s material wholly-owned subsidiaries and are secured by substantially all of the assets of the Company and the guarantors pursuant to the Guarantee and Collateral Agreement, dated as of July 25, 2022, among each Grantor party thereto and CIBC (the “Guarantee and Collateral Agreement”).

The CIBC Credit Agreement contains certain customary representations and warranties, affirmative and negative covenants, and events of default. The CIBC Credit Agreement contains two financial covenants: a minimum liquidity covenant and a minimum total net revenue covenant. The minimum liquidity covenant requires the Company to maintain cash and cash equivalents not less than the greater of (i) Trailing Four Month EBITDA Burn (as defined in the CIBC Credit Agreement) (only if EBITDA is negative) and (ii) $10.0 million. The minimum total net revenue covenant requires the Company to maintain total net revenue of at least 75% of the level set forth in the total revenue plan presented to CIBC.

The foregoing descriptions of the CIBC Credit Agreement and Guarantee and Collateral Agreement are qualified in their entirety by reference to the CIBC Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and to the Guarantee and Collateral Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 1.02.	Termination of a Material Definitive Agreement.

On July 25, 2022, the Company repaid all amounts due under OrbiMed Credit Agreement using proceeds from the borrowings under the CIBC Credit Agreement, including $35.0 million of principal repayments. The OrbiMed Credit Agreement, the Pledge and Security Agreement, dated as of June 22, 2018, by and between the Company and OrbiMed Royalty Opportunities II, LP (as amended or supplemented, the “OrbiMed Pledge and Security Agreement”) and the Guarantee, dated as of June 22, 2018, made by TransMedics B.V. in favor of OrbiMed Royalty Opportunities II, LP (as amended or supplemented, the “OrbiMed Guarantee”) were each terminated on the same date and all security interests securing the OrbiMed Credit Agreement, OrbiMed Pledge and Security Agreement and OrbiMed Guarantee were released.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the disclosure set forth in Item 1.01, “Entry into a Material Definitive Agreement,” of this Current Report on Form 8-K, which disclosure is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of July 25, 2022, by and among TransMedics Group, Inc., the lenders party thereto and Canadian Imperial Bank of Commerce, as administrative agent and collateral agent.

10.2	Guarantee and Collateral Agreement, dated as of July 25, 2022, by and among TransMedics Group, Inc., TransMedics, Inc., TransMedics B.V. and Canadian Imperial Bank of Commerce.

104	The cover page from this Current Report on Form 8-K of TransMedics Group, Inc., formatted in Inline XBRL and included as Exhibit 101.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMEDICS GROUP, INC.

Date: July 29, 2022	By:	/s/ Stephen Gordon
	Name:	Stephen Gordon
	Title:	Chief Financial Officer, Treasurer and Secretary